Exhibit 107

Calculation Of Registration Fees Pursuant To Rule 457(u)

1. Name and address of issuer:	VS Trust -1x Short VIX Futures ETF 2x Long VIX Futures ETF c/o Volatility Shares LLC 2000 PGA Boulevard, Suite 4440 Palm Beach Gardens, FL. 33408

2. The name of securities:	Common units of beneficial interest

3. Securities Act File Number:	333-248430

4. Last day of fiscal year for which this prospectus is filed:	December 31, 2024[1]

5. Calculation of registration fee:
(i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):	$1,570,027,869.00
(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:	$1,245,294,512.00
(iii) Aggregate price of securities redeemed or repurchased during any prior fiscal year, that were not previously used to reduce registration fees payable to the Commission:
(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:	$1,245,294,512.00
(v) Net sales – if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$324,733,357.00
(vi) Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	-
(vii) Multiplier for determining registration fee:	0.0001531
(viii) Registration fee due [multiply Item 5(v) by Item 5(vii)]:	$49,716.68

6. Credit for Previously Paid Registration Fees:
(i) Filing fee previously paid in connection with unsold securities to be carried forward	$
(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$-

7. Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:	$74.92

8. Total of the amount of the registration fee due plus any interest due:	$49,791.59

[1]	Aggregate purchase and redemption prices set forth herein reflect the period between January 1, 2024 and December 31, 2024.